Exhibit 99.1

Contact:	Back Yard Burgers, Inc.
Michael G. Webb
Chief Financial Officer
(901) 367-0888 Ext. 1226
BACK YARD BURGERS COMPLETES MERGER
MEMPHIS, Tennessee (November 5, 2007) — Back Yard Burgers, Inc. (NASDAQ:BYBI) announced today the completion of the previously announced merger of Back Yard Burgers with BBAC Merger Sub, Inc., a wholly-owned subsidiary of BBAC, LLC. As a result of the transaction, which Back Yard Burgers stockholders previously approved on August 3, 2007, each issued and outstanding share of Back Yard Burgers common stock and preferred stock was canceled and (other than shares held by BBAC or in the treasury of the Company) converted automatically into the right to receive $6.50 in cash, without interest. The total value of the transaction, including assumed debt, was approximately $38 million.
As a result of the merger, Back Yard Burgers common stock will cease to trade on the NASDAQ Capital Market at the close of the market today and will be delisted. Back Yard Burgers stockholders who possess stock certificates will receive instructions by mail from Computershare, the paying agent, about how and where to forward their certificates for payment. Stockholders of record should wait to receive this information before surrendering their shares. Stockholders who hold shares of Back Yard Burgers common stock through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by their bank or broker.
About Back Yard Burgers
Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.